As filed with the Securities and Exchange Commission on September 8, 2006
Registration No. 333-117655

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________
Amendment No. 2 to
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
_____________________________

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in its charter)
                                MARYLAND           38-3041398
                            (State or other jurisdiction of         (I.R.S. Employer Identification No.)
                            incorporation or organization)

9690 Deereco Road, Suite 100
Timonium, Maryland 21093
(410) 427-1700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

C. Taylor Pickett
Chief Executive Officer
Omega Healthcare Investors, Inc.
9690 Deereco Road, Suite 100
Timonium, Maryland 21093
(410) 427-1700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of communications to:

Richard H. Miller, Esq.
Michael J. Delaney, Esq.
Powell Goldstein LLP
Fourteenth Floor
1201 West Peachtree Street NW
Atlanta, Georgia 30309
(404) 572-6600

Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Explanatory Note

Omega Healthcare Investors, Inc. has filed this post-effective amendment in order to reflect and document our return to Form S-3 eligibility and to ensure the incorporation by reference into this Form S-3 registration statement of our most recent periodic reports under the Securities Exchange Act of 1934.
_____________________________________________________________________________________________________________________

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included in this Post-Effective Amendment to Registration Statement is a combined prospectus that also relates to the Registration Statement on Form S-3, Registration No. 333-69675, filed by the Registrant on December 23, 1998, and amended by Post-Effective Amendment No. 1 filed by the Registrant on January 26, 2004. Of the dollar amount of the securities initially registered pursuant to Registration Statement No. 333-69675, $45,538,801 remain unsold. Pursuant to Rule 429, this Registration Statement shall act, upon effectiveness, as Post-Effective Amendment No. 3 to Registration Statement No. 333-69675.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2006
PROSPECTUS

$390,796,000
______________

Debt Securities
Preferred Stock
Common Stock
Warrants
______________

We may from time to time offer and sell in one or more series:

•	debt securities;

•	warrants to purchase debt securities;

•	shares of our preferred stock;

•	warrants to purchase shares of our preferred stock;

•	shares of our common stock; and

•	warrants to purchase shares of our common stock.

The debt securities warrants, the preferred stock warrants and the common stock warrants are collectively referred to herein as the securities warrants. The debt securities, the preferred stock, the common stock and the securities warrants are collectively referred to herein as the securities. The securities offered by this prospectus will have an aggregate public offering price of $390,796,000. We will provide the specific terms of these securities in supplements to this prospectus prepared in connection with each offering. The debt securities may be convertible into preferred stock, common stock or debt securities of another series. The preferred stock may be convertible into common stock or preferred stock of another series. No securities may be sold under this prospectus without delivery of the applicable prospectus supplement. You should read this prospectus and the prospectus supplements carefully before you invest in the securities.

Securities may be sold directly, through agents from time to time or through underwriters or dealers. If any of our agents or any underwriter is involved in the sale of the securities, the name of the agent or underwriter and any applicable commission or discount will be set forth in the accompanying prospectus supplement. See "Plan of Distribution." The net proceeds to us from the sale also will be set forth in the applicable prospectus supplement.

See "Risk Factors" on page 5 for a discussion of matters that you should consider before investing in these securities.

Our common stock is traded on the New York Stock Exchange under the symbol "OHI". On September 6, 2006, the closing price of our common stock was $14.98 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________________, 2006

ii

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the applicable prospectus supplement. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus nor any applicable prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

______________

iii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $390,796,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

As allowed by SEC rules, this prospectus omits various information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of those documents. For further information about us or the securities offered under this prospectus, you should refer to that registration statement, which you can obtain from the SEC as described below under the heading "Where You Can Find More Information."

Unless the context requires otherwise, the words "we," "company," "us" and "our" refer to Omega Healthcare Investors, Inc. and its majority-owned subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov, as well as on our website at http://www.omegahealthcare.com. You may inspect information that we file with The New York Stock Exchange at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents (File No. 1-11316) we filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than information in these documents that is not deemed to be filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2005, filed on February 17, 2006;

•	our Current Report on Form 8-K filed on January 4, 2006;

•	our Current Report on Form 8-K filed on January 5, 2006;

•	our Current Report on Form 8-K filed on January 20, 2006;

•	our Current Report on Form 8-K filed on January 27, 2006*;

•	our Current Report on Form 8-K filed on April 5, 2006;

•	our Current Report on Form 8-K filed on May 9, 2006*;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed on May 9, 2006;

•	our Current Report on Form 8-K filed on August 3, 2006*;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed on August 4, 2006;

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed on August 4, 2002, and any amendments or reports filed for the purpose of updating that description; and

•
the description of our Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A, filed on May 14, 1999, and any amendments or reports filed for the purpose of updating that description.

______________________
*
This report contains information furnished to the SEC under Items 2.02 and/or 7.01 of Form 8-K which, pursuant to General Instruction B(2) of Form 8-K, is not deemed to be "filed" for purposes of Section 18 of the Exchange Act and we are not subject to the liabilities imposed by that section. We are not incorporating and will not incorporate by reference into this prospectus past or future information or reports furnished or that will be furnished under Items 2.02 and/or 7.01 of Form 8-K.

All documents we file later with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering of the securities will be deemed to be incorporated by reference into this prospectus, other than information in the documents that is not deemed to be filed with the SEC. A statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that is incorporated by reference into this prospectus, modifies or supersedes that statement. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, on the request of any person, a copy of any or all the documents incorporated herein by reference, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for copies in writing or by telephone should be directed to:

Omega Healthcare Investors, Inc.
9690 Deereco Road
Suite 100
Timonium, Maryland 21093
Attn: Chief Financial Officer
(410) 427-1700

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. These statements relate to our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements other than statements of historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology including, but not limited to, terms such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. These statements are based on information available on the date of this filing and only speak as to the date hereof and no obligation to update such forward-looking statements should be assumed. Our actual results may differ materially from those reflected in the forward-looking statements contained herein as a result of a variety of factors, including, among other things:

•	those items discussed under “Risk Factors” in Item 1 to our annual report on Form 10-K for the year ended December 31, 2005;

•	uncertainties relating to the business operations of the operators of our assets, including those relating to reimbursement by third party payors, regulatory matters and occupancy levels;

•
the ability of any operators in bankruptcy to reject unexpired lease obligations, modify the terms of our mortgages, and impede our ability to collect unpaid rent or interest during the process of a bankruptcy proceeding and retain security deposits for the debtors' obligations;

•	our ability to sell closed assets on a timely basis and on terms that allow us to realize the carrying value of these assets;

•	our ability to negotiate appropriate modifications to the terms of our credit facility;

•	our ability to manage, re-lease, or sell any owned and operated facility;

•	the availability and cost of capital;

•	competition in the financing of healthcare facilities;

•	regulatory and other changes in the healthcare sector;

•	the effect of economic and market conditions generally and, particularly, in the healthcare industry;

•	changes in interest rates;

•	the amount and yield of any additional investments;

•	changes in tax laws and regulations affecting real estate investment trusts;

•	changes in the ratings of our debt and preferred securities; and

Any subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above, as well as the risk factors contained in this prospectus. Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus to reflect future events or developments.

THE COMPANY

We were incorporated in the State of Maryland on March 31, 1992. We are a self-administered real estate investment trust, or REIT, investing in income-producing healthcare facilities, principally long-term care facilities located in the United States. We provide lease or mortgage financing to qualified operators of skilled nursing facilities and, to a lesser extent, assisted living facilities, rehabilitation and acute care facilities. We have historically financed investments through borrowings under our revolving credit facilities, private placements or public offerings of debt or equity securities, the assumption of secured indebtedness, or a combination of these methods.

At June 30, 2006, our portfolio of domestic investments consisted of 209 healthcare facilities, located in 27 states and operated by 34 third-party operators. Our gross investment in these facilities, net of impairments and before reserve for uncollectible loans, totaled approximately $1.1 billion at June 30, 2006, with approximately 98% of our real estate investments related to long-term care facilities. This portfolio is made up of:

•	196 long-term healthcare facilities,

•	two rehabilitation hospitals owned and leased to third parties,

•	fixed rate mortgages on 10 long-term healthcare facilities and

•	one long-term healthcare facility that is currently held for sale.

At June 30, 2006, we also held other investments of approximately $29 million, consisting primarily of secured loans to third-party operators of our facilities.

RECENT DEVELOPMENTS

New Investments

We entered into a contract of sale (the “Litchfield Contract”), dated as of May 5, 2006, between Laramie Associates, LLC, Casper Associates, LLC, North 12th Street Associates, LLC, North Union Boulevard Associates, LLC, Jones Avenue Associates, LLC, Litchfield Investment Company, L.L.C., Ustick Road Associates, LLC, West 24th Street Associates, LLC, North Third Street Associates, LLC, Midwestern Parkway Associates, LLC, North Francis Street Associates, LLC, West Nash Street Associates, LLC (as sellers) and OHI Asset (LA), LLC, NRS Ventures, L.L.C. and OHI Asset (CO), LLC (as buyers).

The Litchfield Contract provides for the purchase of thirty skilled nursing facilities and one independent living center from Litchfield Companies for approximately $171 million (the “Litchfield Transaction”). The facilities total 3,847 beds and are located in the states of Colorado (5), Florida (7), Idaho (1), Louisiana (13), and Texas (5). The facilities were subject to master leases with three national healthcare providers, which are our existing tenants. The tenants are Home Quality Management, Inc., Nexion Health, Inc., and Peak Medical Corporation, which was acquired by Sun Healthcare Group, Inc. in December of 2005. The total incremental annualized rent from the 31 facility transaction is approximately $17.1 million.

We closed the Litchfield Transaction on August 1, 2006. We used a combination of cash on hand and $150 million of borrowings under our $200 million revolving senior secured credit facility (the “New Credit Facility”), drawn on August 1, 2006, to finance the Litchfield transaction.

Our principal executive offices are located at 9690 Deereco Road, Suite 100, Timonium, Maryland 21093, and our telephone number is (410) 427-1700. Additional information regarding our company is set forth in our

Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and other documents on file with the Securities and Exchange Commission (which are incorporated by reference in this prospectus). See "Where You Can Find More Information."

RISK FACTORS

Certain of the securities to be offered hereby may involve a high degree of risk. Such risks will be set forth in the prospectus supplement relating to such offered securities.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS

The ratios of earnings to fixed charges, and the ratio of earnings to combined fixed charges and preferred stock dividends are set forth below. We have calculated the ratio of earnings to fixed charges by adding net income (loss) from continuing operations to fixed charges and dividing that sum by such fixed charges. Fixed charges consist of interest expense and amortization of deferred financing costs. We have calculated the ratio of earnings to combined fixed charges and preferred stock dividends by adding net income (loss) from continuing operations to fixed charges and dividing that sum by such fixed charges plus preferred dividends, irrespective of whether or not such dividends were actually paid.

RATIO OF EARNINGS TO FIXED CHARGES	Year Ended December 31,					For the Six Months Ended June 30,
	2001	2002	2003	2004	2005	2006
	Unaudited (in thousands, except ratios)
(Loss) income from continuing operations	$(22,253)	$(4,335)	$27,396	$10,069	$30,151	$18,657
Interest expense	33,204	34,381	23,388	44,008	34,771	23,615
Income before fixed charges	$10,951	$30,046	$50,784	$54,077	$64,922	$42,272
Interest expense	$33,204	$34,381	$23,388	$44,008	$34,771	$23,615
Total fixed charges	$33,204	$34,381	$23,388	$44,008	$34,771	$23,615
Earnings/fixed charge coverage ratio	*	*	2.2x	1.2x	1.9x	1.8x

•
Our earnings were insufficient to cover our fixed charges by $22,253 and $4,335 in 2001 and 2002, respectively. In addition, our ratio of earnings to fixed charges has been revised to reflect the impact of the implementation of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	Year Ended December 31,					For the Six Months Ended June 30,
	2001	2002	2003	2004	2005	2006
	Unaudited (in thousands, except ratios)
(Loss) income from continuing operations	$(22,253)	$(4,335)	$27,396	$10,069	$30,151	$18,657
Interest expense	33,204	34,381	23,388	44,008	34,771	23,615
Income before fixed charges	$10,951	$30,046	$50,784	$54,077	$64,922	$42,272
Interest expense	$33,204	$34,381	$23,388	$44,008	$34,771	$23,615
Preferred stock dividends	19,994	20,115	20,115	15,807	11,385	4,962
Total fixed charges and preferred dividends	$53,198	$54,496	$43,503	$59,815	$46,156	$28,577
Earnings/combined fixed charges and preferred dividends coverage ratio	*	*	1.2x	*	1.4x	1.5x

___________
*
Our earnings were insufficient to cover combined fixed charges and preferred stock dividends by $42,247, $24,450 and $5,738 in 2001, 2002 and 2004, respectively. In addition, our ratio of earnings to combined fixed charges and preferred dividends has been revised to reflect the impact of the implementation of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets.

In February 2004, we issued 4,739,500 shares of Series D preferred stock, which are entitled to receive dividends at the rate of 8.375% per year, or $2.09375 per share.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for the repayment of outstanding debt, to fund additional investments and for general corporate purposes.

DESCRIPTION OF SECURITIES

We may refer in this prospectus to one or more of the following categories of our securities:

•	shares of our common stock, par value $0.10 per share ("common stock");

•	shares of our preferred stock, par value $1.00 per share, in one or more series (the "preferred stock");

•	debt securities, in one or more series ("debt securities");

•	common stock warrants (the "common stock warrants");

•	preferred stock warrants (the "preferred stock warrants");

•	debt securities warrants (the "debt securities warrants"); and

•	any combination of the foregoing, either individually or as units.

The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.

CAPITAL STOCK

As of September 6, 2006, our authorized capital stock consisted of 100,000,000 shares of common stock, par value $0.10 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share, of which 4,739,500 shares were designated as Series D preferred stock. As of September 6, 2006, we had 59,171,873 shares of our common stock and 4,739,500 shares of our Series D preferred stock issued and outstanding.

Our common stock and Series D preferred stock are listed on the New York Stock Exchange. We intend to apply to list for trading on the New York Stock Exchange any additional shares of our common stock that are issued and sold hereunder. We may also apply to list on the New York Stock Exchange any debt securities, any additional series of preferred stock, and any securities warrants that are offered and sold hereunder, as described in the prospectus supplement relating to any such securities.

Unless otherwise indicated in a prospectus supplement relating thereto, Computershare Trust Company, N.A. is the transfer agent and registrar of the common stock and preferred stock.

Common Stock

All shares of our common stock participate equally in dividends payable to stockholders of our common stock when and as declared by our board of directors and in net assets available for distribution to stockholders of our common stock on liquidation or dissolution, have one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. All issued and outstanding shares of our common stock are, and our common stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable. Holders of our common stock do not have preference, conversion, exchange or preemptive rights. Our common stock is listed on the New York Stock Exchange under the symbol "OHI."

Preferred Stock

The terms of any series of the preferred stock offered by any prospectus supplement will be as described in such prospectus supplement. The following description of the terms of the preferred stock, except as modified in a prospectus supplement, sets forth certain general terms and provisions of the preferred stock. The description of certain provisions of the preferred stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the company's articles of incorporation, as amended, and the board of directors' resolution or articles supplementary relating to each series of the preferred stock which will be filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of the preferred stock.

General

Under the articles of incorporation, the board of directors of the company is authorized without further stockholder action to provide for the issuance of shares of preferred stock of the company, up to the amount of shares of preferred stock authorized under the articles of incorporation but not issued or reserved for issuance thereunder, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the board of directors of the company.

The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

•	the designation and stated value per share of such preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which such preferred stock will be issued;

•	the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any;

•	any redemption or sinking fund provisions;

•	any conversion rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a prospectus supplement relating to a particular series of the preferred stock, each series of the preferred stock will rank on a parity as to dividends and distributions of assets with each other series of the preferred stock. The rights of the holders of each series of the preferred stock will be subordinate to those of the company's general creditors.

Dividend Rights

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by the board of directors of the company, out of funds of the company legally available therefor, cash dividends on such dates and at such rates as will be set forth in, or as are determined by, the method described in the prospectus supplement relating to such series of the preferred stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the company on such record dates, fixed by the board of directors of the company, as specified in the prospectus supplement relating to such series of preferred stock.

Dividends on any series of preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. If the board of directors of the company fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the holders of such series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of preferred stock for which dividends are cumulative will accrue from the date on which the company initially issues shares of such series.

So long as the shares of any series of the preferred stock shall be outstanding, unless

•
full dividends (including if such preferred stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the preferred stock of such series and all other classes and series of preferred stock of the company (other than "junior stock" as defined below), and

•
the company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of preferred stock of such series or any shares of any other preferred stock of the company of any class or series (other than junior stock), the company may not declare any dividends on any shares of common stock of the company or any other stock of the company ranking as to dividends or distributions of assets junior to such series of preferred stock (the common stock and any such other stock being herein referred to as "junior stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of junior stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the company, other than junior stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the company other than junior stock.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the company, voluntary or involuntary, the holders of each series of the preferred stock will be entitled to receive out of the assets of the company available for distribution to stockholders, before any distribution of assets is made to the holders of common stock or any other shares of stock of the company ranking junior as to such distribution to such series of preferred stock, the amount set forth in the prospectus supplement relating to such series of the preferred stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the company, the amounts payable with respect to the preferred stock of any series and any other shares of preferred stock of the company (including any other series of the preferred stock) ranking as to any such distribution on a parity with such series of the preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares of preferred stock of the company will share ratably in any such distribution of assets of the company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the preferred stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the preferred stock will be entitled to no further participation in any distribution of assets by the company.

If liquidating distributions shall have been made in full to all holders of shares of preferred stock, the remaining assets of the company shall be distributed among the holders of junior stock, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the company, shall not be deemed to constitute a liquidation, dissolution or winding up of the company.

Redemption

A series of the preferred stock may be redeemable, in whole or from time to time in part, at the option of the company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the time and at the redemption prices set forth in the prospectus supplement relating to such series. Shares of the preferred stock redeemed by the company will be restored to the status of authorized but unissued shares of preferred stock of the company.

In the event that fewer than all of the outstanding shares of a series of the preferred stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the company or by any other method as may be determined by the company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the preferred stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

So long as any dividends on shares of any series of the preferred stock or any other series of preferred stock of the company ranking on a parity as to dividends and distribution of assets with such series of the preferred stock are in arrears, no shares of any such series of the preferred stock or such other series of preferred stock of the company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of preferred stock or the company, the events requiring an adjustment of the conversion price and provisions affecting conversion.

Voting Rights

Except as indicated below or in a prospectus supplement relating to a particular series of the preferred stock, or except as required by applicable law, the holders of the preferred stock will not be entitled to vote for any purpose.

So long as any shares of the preferred stock of a series remain outstanding, the consent or the affirmative vote of the holders of at least 80% of the votes entitled to be cast with respect to the then outstanding shares of such series of the preferred stock together with any "parity preferred" (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary (i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of the company ranking prior to the preferred stock of such series as to dividends, and (ii) to repeal, amend or otherwise change any of the provisions applicable to the preferred stock of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of the preferred stock. In case any series of the preferred stock would be so affected by any such action referred to in clause (ii) above in a different manner than one or more series of the parity preferred then outstanding, the holders of shares of the preferred stock of such series, together with any series of the parity preferred which will be similarly affected, will be entitled to vote as a class, and the company will not take such action without the consent or affirmative vote, as above provided, of at least 80% of the total number of votes entitled to be cast with respect to each such series of the preferred stock and the parity preferred, then outstanding, in lieu of the consent or affirmative vote hereinabove otherwise required.

With respect to any matter as to which the preferred stock of any series is entitled to vote, holders of the preferred stock of such series and any other series of preferred stock of the company ranking on a parity with such series of the preferred stock as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "parity preferred") will be entitled to cast the number of votes set forth in the prospectus supplement with respect to that series of preferred stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the preferred stock to vote together as a class with the holders of shares of one or more series of parity preferred, it is possible that the holders of such shares of parity preferred could approve action that would adversely affect such series of preferred stock, including the creation of a class of capital stock ranking prior to such series of preferred stock as to dividends, voting or distributions of assets.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the preferred stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Redemption and Business Combination Provisions

If our board of directors is, at any time and in good faith, of the opinion that actual or constructive ownership of at least 9.9% or more of the value of our outstanding capital stock has or may become concentrated in the hands of one owner, our board of directors will have the power:

•
by means deemed equitable by it, to call for the purchase from any of our stockholders a number of voting shares sufficient, in the opinion of our board of directors, to maintain or bring the actual or constructive ownership of such owner to a level of no more than 9.9% of the value of our outstanding capital stock; and

•
to refuse to transfer or issue voting shares of our capital stock to any person whose acquisition of such voting shares would, in the opinion of our board of directors, result in the actual or constructive ownership by that person of more than 9.9% of the value of our outstanding capital stock.

Further, any transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the value of our outstanding capital stock will be deemed void ab initio and the intended transferee will be deemed never to have had an interest therein. Subject to the rights of the preferred stock described below, the purchase price for any voting shares of our capital stock so redeemed will be equal to the fair market value of the shares reflected in the closing sales prices for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which we send notices of such acquisitions, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by our board of directors in accordance with the provisions of applicable law. The purchase price for shares of Series D preferred stock will be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or if the shares are not then listed on a national securities exchange, the purchase price will be equal to the liquidation preference of such shares of Series D preferred stock. From and after the date fixed for purchase by our board of directors, the holder of any shares so called for purchase will cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

Our articles of incorporation require that, except in certain circumstances, business combinations between us and a beneficial holder of 10% or more of our outstanding voting stock, a related person, be approved by the affirmative vote of at least 80% of our outstanding voting shares.

A "business combination" is defined in the articles of incorporation as:

•	any merger or consolidation of our company with or into a related person;

•
any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "substantial part," as defined below, of our assets including, without limitation, any voting securities of a subsidiary to a related person;

•	any merger or consolidation of a related person with or into our company;

•	any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to our company;

•	the issuance of any securities (other than by way of pro rata distribution to all stockholders) of our company to a related person; and

•	any agreement, contract or other arrangement providing for any of the transactions described in the definition of business combination.

The term "substantial part" is defined as more than 10% of the book value of our total assets as of the end of our most recent fiscal year ending prior to the time the determination is being made.

The 80% voting requirement described above will not be applicable if (i) our board of directors has unanimously approved in advance the acquisition of our stock that caused a related person to become a related person, or (ii) the business combination is solely between us and a wholly owned subsidiary.

Under the terms of our articles of incorporation, as amended, our board of directors is classified into three classes. Each class of directors serves for a term of three years, with one class being elected each year.

The foregoing provisions of the articles of incorporation and certain other matters may not be amended without the affirmative vote of at least 80% of our outstanding voting shares.

The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium. Our board of directors' authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulation of shares, deprive stockholders of opportunities to sell at a temporarily higher market price. However, our board of directors believes that inclusion of the business combination provisions in the articles of incorporation may help assure fair treatment of stockholders and preserve our assets.

The foregoing summary of certain provisions of the articles of incorporation does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and the articles of incorporation, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Stockholder Rights Plan

On May 12, 1999, our board of directors authorized the adoption of a stockholder rights plan. The plan is designed to require a person or group seeking to gain control of our company to offer a fair price to all of our stockholders. The rights plan will not interfere with any merger, acquisition or business combination that our board of directors finds is in our best interest and the best interests of our stockholders.

In connection with the adoption of the stockholder rights plan, our board of directors declared a dividend distribution of one right for each common share outstanding on May 24, 1999. The stockholder protection rights will not become exercisable unless a person acquires 10% or more of our common stock, or begins a tender offer that would result in the person owning 10% or more of our common stock. At that time, each stockholder protection right would entitle each stockholder other than the person who triggered the rights plan to purchase either our common stock or stock of an acquiring entity at a discount to the then market price. The plan was not adopted in response to any specific attempt to acquire control of our company.

Debt Securities

The terms of any debt securities offered by any prospectus supplement will be as described in such prospectus supplement, and as provided herein to the extent not modified in the prospectus supplement. Debt securities may be issued from time to time in series under an Indenture (the "Indenture") to be entered into between the company and a trustee to be identified in the applicable prospectus supplement (the "Trustee"). As used under this caption, unless the context otherwise requires, offered debt securities shall mean the debt securities offered by this prospectus and the accompanying prospectus supplement. The statements under this caption are brief summaries of certain provisions contained in the Indenture, do not purport to be complete and are qualified in their entirety by reference to the Indenture, including the definition therein of certain terms, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The following sets forth certain general terms and provisions of the debt securities. Further terms of the offered debt securities will be set forth in the prospectus supplement.

General

The Indenture provides for the issuance of debt securities in series, and does not limit the principal amount of debt securities which may be issued thereunder.

Reference is made to the prospectus supplement for the following terms of the offered debt securities:

•	the specific title of the offered debt securities;

•	the aggregate principal amount of the offered debt securities;

•	the percentage of the principal amount at which the offered debt securities will be issued;

•	the date on which the offered debt securities will mature;

•	the rate or rates per annum or the method for determining such rate or rates, if any, at which the offered debt securities will bear interest;

•	the times at which any such interest will be payable;

•	any provisions relating to optional or mandatory redemption of the offered debt securities at the option of the company or pursuant to sinking fund or analogous provisions;

•	the denominations in which the offered debt securities are authorized to be issued if other than $100,000;

•	any provisions relating to the conversion or exchange of the offered debt securities into common stock or into debt securities of another series;

•	the portion of the principal amount, if less than the principal amount, payable on acceleration;

•	the place or places at which the company will make payments of principal (and premiums, if any) and interest, if any, and the method of payment;

•	whether the offered debt securities will be issued in whole or in part in global form;

•	any additional covenants and events of default and the remedies with respect thereto not currently set forth in the Indenture;

•	the identity of the Trustee for the debt securities, and if not the Trustee, the identity of each paying agent and the debt securities Registrar;

•	the currency or currencies other than United States Dollars in which any series of debt securities will be issued; and

•	any other specific terms of the offered debt securities.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Tax and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Status of Debt Securities

The status and ranking of the debt securities will be as set forth in the prospectus supplement. Except as otherwise set forth in the prospectus supplement, the debt securities will be unsecured obligations of the company ranking on a parity with all other unsecured and unsubordinated indebtedness.

Conversion Rights

The terms, if any, on which debt securities of a series may be exchanged for or converted into shares of common stock, preferred stock or debt securities of another series will be set forth in the prospectus supplement relating thereto. To protect the company's status as a REIT, a beneficial holder may not convert any debt security, and such debt security shall not be convertible by any holder, if as a result of such conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of the company's shares of common stock.

Absence of Restrictive Covenants

Except as noted below under "Dividends, Distributions and Acquisitions of Capital Stock," the company is not restricted by the Indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on its property for any purpose. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. Except as may be set forth in the prospectus supplement, there are no provisions of the Indenture which afford holders of the debt securities protection in the event of a highly leveraged transaction involving the company.

Optional Redemption

The debt securities will be subject to redemption, in whole or from time to time in part, at any time for certain reasons intended to protect the company's status as a REIT, at the option of the company in the manner specified in the Indenture at a redemption price equal to 100% of the principal amount, premium, if any, plus interest accrued to the date of redemption. The Indenture does not contain any provision requiring the company to repurchase the debt securities at the option of the holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the company.

Dividends, Distributions and Acquisitions of Capital Stock

The Indenture provides that the company will not (i) declare or pay any dividend or make any distribution on its capital stock or to holders of its capital stock (other than dividends or distributions payable in its capital stock or other than as the company determines is necessary to maintain its status as a REIT), or (ii) purchase, redeem or otherwise acquire or retire for value any of its capital stock, or any warrants, rights or options or other securities to purchase or acquire any shares of its capital stock (other than the debt securities) or permit any subsidiary to do so, if at the time of such action an event of default (as defined in the Indenture) has occurred and is continuing or would exist immediately after giving effect to such action.

Events of Default

An event of default with respect to debt securities of any series is defined in the Indenture as being:

•	failure to pay principal of or any premium on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment when due, in respect of any debt security of that series;

•
failure to perform any other covenant of the company in the Indenture (other than a covenant included in the Indenture solely for the benefit of one or more series of debt securities other than that series), continued for 60 days after written notice as provided in the Indenture;

•	certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization; and

•	any other event of default provided with respect to the debt securities of that series.

If an event of default with respect to the outstanding debt securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount debt securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding debt securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and subject to certain limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series.

The company is required to furnish to the Trustee annually a statement as to the performance by the company of certain of its obligations under the Indenture and as to any default in such performance.

Modifications and Waiver

Modifications and amendments of the Indenture may be made by the company and the Trustee without the consent of any holders to, among other things,

•	evidence the succession of another corporation to the company;

•	add to the covenants of the company or surrender any right or power conferred upon the company;

•	establish the form or terms of debt securities, including any subordination provisions;

•
cure any ambiguity, correct or supplement any provision which may be defective or inconsistent or make any other provisions with respect to matters or questions arising under the Indenture, provided that such action does not adversely affect the interests of the holders of debt securities of any series in any material respect;

•	to add to, delete, or revise conditions, limitations and restrictions on the authorized amounts, terms or purpose of debt securities, as set forth in the Indenture; or

•	evidence and provide for a successor Trustee.

Modifications and amendments of the Indenture may be made by the company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on any debt security;

•	reduce the principal amount of, or premium or interest if any, on any debt security;

•	reduce the amount of principal of an original issue discount debt security payable upon acceleration of the maturity thereof;

•	change the currency of payment of the principal of, or premium or interest, if any, on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	modify the conversion provisions, if any, of any debt security in a manner adverse to the holder of that debt security; or

•
reduce the percentage in principal amount of the outstanding debt security of any series, the consent of whose holders is required for modification or amendment of that Indenture or for waiver of compliance with certain provisions of that Indenture or for waiver of certain defaults.

The holders of a majority in aggregate principal amount of the outstanding debt security of each series may, on behalf of all holders of the debt securities of that series, waive, insofar as that series is concerned, compliance by the company with certain restrictive provisions of the Indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of the debt securities of that series, waive any past default under the Indenture with respect to the debt securities of that series, except a default in the payment of principal or premium or interest, if any, or a default in respect of a covenant or provision which under the terms of the Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected.

Consolidation, Merger and Sale of Assets

The Indenture provides that the company, without the consent of the holders of any of the debt securities, may consolidate or merge with or into or transfer its assets substantially as an entirety to, any entity organized under the laws of the United States or any state, provided that the successor entity assumes the company's obligations under the Indenture, that after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.

Global Securities

The debt securities of a series may be issued in whole or in part in global form (the "Global Securities"). Except as set forth in a prospectus supplement, the terms and provisions with respect to any Global Securities will be as set forth in this section captioned "Global Securities." The Global Securities will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary, identified in the prospectus supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

The specific material terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a Global Security will be described in the prospectus supplement. The company anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such debt securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the Indenture; provided, however, that for the purposes of obtaining any consents or directions required to be given by the holders of the debt securities, the company, the Trustee and its agents will treat a person as the holder of such principal amount of debt securities as specified in a written statement of the Depositary. Except as set forth herein or otherwise provided in the prospectus supplement, owners of beneficial interests in a Global Security will not be entitled to have the debt securities represented by such Global Security registered in their names, will not receive physical delivery of such debt securities in definitive form and will not be considered the registered owners or holders thereof under the Indenture, but the beneficial owners and holders only.

Principal, premium, if any, and interest payments on debt securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the company, the Trustee or any Paying Agent for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The company expects that the Depositary for any debt securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

If the Depositary for any debt securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the company within 90 days, the company will issue such debt securities in definitive form in exchange for such Global Security. In addition, the company may at any time and in its sole discretion determine not to have any of the debt securities of a series represented by one or more Global Securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the Global Security or securities representing such debt securities.

The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in debt securities represented by Global Securities.

Securities Warrants

The terms of any securities warrants offered by any prospectus supplement will be as described in such prospectus supplement, and as provided herein to the extent not modified in the prospectus supplement. The company may issue securities warrants for the purchase of common stock, preferred stock or debt securities. securities warrants may be issued independently or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock, or debt securities. Each series of securities warrants will be issued under a separate warrant agreement (a "Securities

Warrant Agreement") to be entered into between the company and a bank or trust company, as securities warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered securities warrants. The securities warrant agent will act solely as an agent of the company in connection with the securities warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of securities warrants. The following summaries of certain provisions of the Securities Warrant Agreement and securities warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the securities warrants relating to each series of securities warrants which will be filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of securities warrants.

In the case of securities warrants for the purchase of common stock or preferred stock, the applicable prospectus supplement will describe the terms of such securities warrants, including the following where applicable:

•	the offering price;

•
the aggregate number of shares purchasable upon exercise of such securities warrants, the exercise price, and in the case of securities warrants for preferred stock the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of such securities warrants;

•	the designation and terms of any series of preferred stock with which such securities warrants are being offered and the number of such securities warrants being offered with such preferred stock;

•	the date, if any, on and after which such securities warrants and the related series of preferred stock or common stock will be transferable separately;

•	the date on which the right to exercise such securities warrants shall commence and the Expiration Date;

•	any special United States Federal income tax consequences; and

•	any other terms of such securities warrants.

If securities warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of such securities warrants, including the following where applicable:

•	the offering price;

•	the denominations and terms of the series of debt securities purchasable upon exercise of such securities warrants;

•	the designation and terms of any series of debt securities, with which such securities warrants are being offered with each such debt securities;

•	the date, if any, on and after which such securities warrants and the related series of debt securities will be transferable separately;

•
the principal amount of the series of debt securities purchasable upon exercise of each such securities warrant and the price at which such principal amount of debt securities of such series may be purchased upon such exercise;

•	the date on which the right shall expire (the "Expiration Date");

•	whether the securities warrants will be issued in registered or bearer form;

•	any special United States Federal income tax consequences;

•	the terms, if any, on which the company may accelerate the date by which the securities warrants must be exercised; and

•	any other terms of such securities warrants.

Securities warrant certificates may be exchanged for new securities warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any securities warrant to purchase debt securities, holders of such securities warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal or premium, if any, or interest, if any, on such debt securities or to enforce covenants in the applicable indenture. Prior to the exercise of any securities warrants to purchase common stock or preferred stock, holders of such securities warrants will not have any rights of holders of such common stock or preferred stock, including the right to receive payments of dividends, if any, on such common stock or preferred stock, or to exercise any applicable right to vote.

Exercise of Securities Warrants

Each securities warrant will entitle the holder thereof to purchase a number of shares of common stock, preferred stock or such principal amount of debt securities, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered securities warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the company), unexercised securities warrants will become void.

Securities warrants may be exercised by delivering to the securities warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the common stock, preferred stock or debt securities, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the securities warrant certificate. securities warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the securities warrant certificate evidencing such securities warrants. Upon receipt of such payment and the securities warrant certificate properly completed and duly executed at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement, the company will, as soon as practicable, issue and deliver the common stock, preferred stock or debt securities, as the case may be, purchasable upon such exercise. If fewer than all of the securities warrants represented by such securities warrant certificate are exercised, a new securities warrant certificate will be issued for the remaining amount of securities warrants.

Amendments and Supplements to Securities Warrant Agreement

The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the securities warrants issued thereunder to effect changes that are not inconsistent with the provisions of the securities warrants and that do not adversely affect the interests of the holders of the securities warrants.

Common Stock Warrant Adjustments

Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by a common stock warrant are subject to adjustment in certain events, including:

•	payment of a dividend on the common stock payable in capital stock and stock splits, combinations or reclassifications of the common stock;

•
issuance to all holders of common stock of rights or warrants to subscribe for or purchase shares of common stock at less than their current market price (as defined in the Securities Warrant Agreement for such series of common stock warrants); and

•
certain distributions of evidences of indebtedness or assets (including cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in common stock) or of subscription rights and warrants (excluding those referred to above).

No adjustment in the exercise price of, and the number of shares of common stock covered by a common stock warrant will be made for regular quarterly or other periods of recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or carrying the right or option to purchase or otherwise acquire the foregoing in exchange for cash, other property or services.

In the event of any (i) consolidation or merger of the company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the company, or (iii) reclassification, capital reorganization or change of the common stock (other than solely a change in par value or from par value to no par value), then any holder of a common stock warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such common stock warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's common stock warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the common stock warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such common stock warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock of the surviving entity were common stock.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

Consequences of an Investment in Our Securities

The following is a general summary of material U.S. federal income tax considerations applicable to us, and to the purchasers of our securities and our election to be taxed as a REIT. It is not tax advice. The summary is not intended to represent a detailed description of the U.S. federal income tax consequences applicable to a particular stockholder in view of any person's particular circumstances, nor is it intended to represent a detailed description of the U.S. federal income tax consequences applicable to stockholders subject to special treatment under the federal income tax laws such as insurance companies, tax-exempt organizations, financial institutions, securities broker-dealers, investors in pass-through entities, expatriates and taxpayers subject to alternative minimum taxation.

The following discussion relating to an investment in our securities was based on consultations with Powell Goldstein LLP, our special counsel. In the opinion of Powell Goldstein LLP, the following discussion, to the extent it constitutes matters of law or legal conclusions (assuming the facts, representations, and assumptions upon which the discussion is based are accurate), accurately represents the material U.S. federal income tax considerations relevant to purchasers of our securities. Powell Goldstein LLP has not rendered any opinion regarding any effect of such issuance on purchasers of our securities. The sections of the Code relating to the qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The information in this section is based on the Code; current, temporary, and proposed Treasury regulations promulgated under the Code; the legislative history of the Code; current administrative interpretations and practices of the Internal Revenue Service, or IRS; and court decisions, in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the particular taxpayers who requested and received these rulings.

Taxation of Omega

General. We have elected to be taxed as a real estate investment trust, or a REIT, under Sections 856 through 860 of the Code beginning with our taxable year ended December 31, 1992. We believe that we have been organized and operated in such a manner as to qualify for taxation as a REIT under the Code and we intend to continue to operate in such a manner, but no assurance can be given that we have operated or will be able to continue to operate in a manner so as to qualify or remain qualified as a REIT.

The sections of the Code that govern the federal income tax treatment of a REIT are highly technical and complex. The following sets forth the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

In the opinion of Powell Goldstein LLP, which opinion has been filed as an exhibit to the registration statement of which this prospectus is a part, we are organized in conformity with the requirements for qualification as a REIT, and our current and proposed method of operation will enable us to continue to meet the requirements for continued qualification and taxation as a REIT under the Code. This opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters concerning our business and properties. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Powell Goldstein LLP on an ongoing basis. Accordingly, no assurance can be given that the various results of our operation for any particular taxable year will satisfy such requirements. Further, such requirements may be changed, perhaps retroactively, by legislative or administrative actions at any time. We have neither sought nor obtained any formal ruling from the IRS regarding our qualification as a REIT and presently have no plan to apply for any such ruling. See "—Failure to Qualify."

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and the stockholder level) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows: First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains; provided, however, that if we have a net capital gain, we will be taxed at regular corporate rates on our undistributed REIT taxable income, computed without regard to net capital gain and the deduction for capital gains dividends, plus a 35% tax on undistributed net capital gain, if our tax as thus computed is less than the tax computed in the regular manner. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference that we do not distribute or allocate to our stockholders. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business, or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest regular corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business by us, (i.e., when we are acting as a dealer)), such income will be subject to a 100% tax. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we should fail to distribute by the end of each year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, we will be subject to a 100% excise on transactions with a taxable REIT subsidiary, or TRS, that are not conducted on an arm's-length basis. Eighth, if we acquire any asset, which is defined as a "built-in gain asset" from a C corporation that is not a REIT (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the built-in gain asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period, which is defined as the "recognition period," beginning on the date on which such asset was acquired by us, then, to the extent of the built-in gain (i.e., the excess of (a) the fair market value of such asset on the date such asset was acquired by us over (b) our adjusted basis in such asset on such date), our recognized gain will be subject to tax at the highest regular corporate rate. The results described above with respect to the recognition of built-in gain assume that we will not make an election pursuant to Treasury Regulations. Section 1.337(d)-7(c)(5).

Requirements for Qualification. The Code defines a REIT as a domestic corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to the provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half year of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its annual distributions to stockholders. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6). We may avoid disqualification as a REIT for a failure to satisfy any of these tests if such failure is due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each such failure.

Income Tests. In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including generally "rents from real property," interest on mortgages on real property and gains on sale of real property and real property mortgages, other than property described in Section 1221 of the Code) and income derived from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities other than property held for sale to customers in the ordinary course of business.

Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of the rent must not be based in whole or in part on the income or profits of any person. However, any amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or an owner (actually or constructively) of 10% or more of the value of our stock, actually or constructively owns 10% or more of such tenant, which is defined as a related party tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from which we derive no revenue. We, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. In addition, an amount that is based on the income or profits of a debtor will be qualifying interest income as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, but only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

If a loan contains a provision that entitles us to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.

Prohibited Transactions. We will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•
that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT markets a proper election to treat the property as foreclosure property.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•
on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•
on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•
which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Beginning on January 1, 2001, foreclosure property also includes any "qualified health care property," as defined in Code Section 856(e)(6) acquired by us as the result of the termination or expiration of a lease of such property. We may operate a qualified healthcare facility, acquired in this manner for two years or longer if an extension is granted. At present, we do not own property with respect to which we have made foreclosure property elections. Properties that are taken back in a foreclosure or bankruptcy and operated for our own account are treated as foreclosure properties for income tax purposes, pursuant to Internal Revenue Code Section 856(e). Gross income from foreclosure properties is "good income" for purposes of the annual REIT income tests. Once this election is made on the tax return, it is "good" for a period of three years, or until the properties are no longer operated for our own account. An election to extend the foreclosure status period for an additional three years can be made. In all cases of the foreclosure property, we utilize an independent contractor to conduct day-to-day operations in order to maintain REIT status. In certain cases we operate facilities through a taxable REIT subsidiary. For those properties operated through the taxable REIT subsidiary, we utilize an eligible independent contractor to conduct day-to-day operations to maintain REIT status. As a result of the foregoing, we do not believe that our participation in the operation of nursing homes will increase the risk that we will fail to qualify as a REIT. Through our 2005 taxable year, we have not paid any tax on our foreclosure property because those properties have been producing losses. However, in the future, our income from foreclosure property could be significant and we could be required to pay a significant amount of tax on that income.

Hedging Transactions. From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of that contract will be excluded from gross income (both the numerator and the denominator) for purposes of the 95% gross income test, but will not be qualifying gross income (not included in the numerator but included in the denominator) for purposes of the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We have structured and intend to continue to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

TRS Income. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT's assets may consist of securities of one or more TRSs. However, a TRS does not include a corporation which directly or indirectly (i) operates or manages a health care (or lodging) facility, or (ii) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which a health care (or lodging) facility is operated. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the new rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We have made TRS elections with respect to Bayside Street II, Inc. and Omega TRS I, Inc., which previously owned all of the preferred stock of Omega Worldwide. Those entities will pay corporate income tax on their taxable income and their after-tax next income will be available for distribution to us.

Failure to Satisfy Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions will be generally available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests. At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets (including (i) our allocable share of real estate assets held by partnerships in which we own an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of our company), cash, cash items and government securities. Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities. Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs. Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term "securities" does not include any security in another REIT, debt or equity securities of a qualified REIT subsidiary or TRS, any loan to an individual or an estate, any Code Section 467 rental agreement, any obligation to pay rents from real property, certain government issued securities, certain debt securities of a partnership, or equity interest in any partnership. The term "securities," however, generally includes debt securities issued by another REIT or a partnership, except that debt securities of a partnership are not treated as securities for purposes of the 10% value test if we own at least a 20% profits interest in the partnership.

We may own up to 100% of the stock of one or more TRSs. However, overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries (including stock in non-REIT C Corporations) and other assets that are not qualifying assets for purposes of the 75% asset test.

If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

Failure to Satisfy Asset Tests. Subject to certain deminimis exceptions, we may avoid disqualification as a REIT in the even of certain failures to satisfy the asset tests provided that our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule with our return that contains a description of each asset that caused the failure, we dispose of the assets generally within six (6) months of the last day of the quarter in which identification of the failure occurred, and we pay a tax on the failure equal to the greater of (a) $50,000, and (b) the product of the net income for the period beginning on the date of the failure and ending generally on the date of disposition of the asset that was generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate.

Annual Distribution Requirements. In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration. In addition, such distributions are required to be made pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that such class is entitled to such a preference. To the extent that we do not distribute all of our net capital gain or do distribute at least 90%, but less than 100% of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates.

Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain income for such year; and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. We may also be entitled to pay and deduct deficiency dividends in later years as a relief measure to correct errors in determining our taxable income. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Our ability to make distributions in amounts sufficient to meet the requirements set forth in the previous paragraph may be dependent, in part, on our ability to claim,, among other things, depreciation deductions with respect to owned facilities. This treatment for federal income tax purposes depends upon classification of the leases with respect to such owned facilities as "true leases" rather than financing arrangements. The question of whether we are the owner of such facilities and whether the leases are true leases for federal tax purposes is essentially based upon factual matters. We believe that we will be treated as the owner of each of the facilities that we lease, and such leases will be treated as “true leases” for federal income tax purposes. However, no assurances can be given that the IRS will not successfully challenge our status as the owner of our facilities subject to leases, and the status of such leases as true leases, asserting that the purchase of the facilities by us and the leasing of such facilities merely constitute steps in secured financing transactions in which the lessees are owners of the facilities and we are merely a secured creditor. In such event, we would not be entitled to claim depreciation deductions with respect to any of the affected facilities. As a result, we might fail to meet the 90% distribution requirement or, if such requirement is met, we might be subject to corporate income tax or the 4% excise tax.

Failure to Qualify

If we fail to qualify as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible and our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. Failure to qualify could result in our incurring indebtedness or liquidating investments in order to pay the resulting taxes.

Other Tax Matters

We own and operate a number of properties through qualified REIT subsidiaries, "QRSs". The QRSs are treated as qualified REIT subsidiaries under the Code. Code Section 856(i) provides that a corporation which is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the tests for REIT qualification described in this prospectus under the heading "Taxation of Omega," the QRSs will be ignored, and all assets, liabilities and items of income, deduction, and credit of such QRSs will be treated as our assets, liabilities and items of income, deduction, and credit.

In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxation of Stockholders

Taxation of Domestic Stockholders. As long as we qualify as a REIT, if you are a taxable U.S. stockholder, distributions made to you out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by you as ordinary income and will not be eligible for the dividends received deduction for corporations or the special 15% tax rate applicable to individuals and certain other taxpayers in the case of dividends paid by a regular C corporation. However, to the extent that any of our income represents income on which we have paid tax at corporate income tax rates or dividend income from a regular C corporation, including dividend income from a TRS that we own, your proportionate share of such dividend income will be eligible for such special 15% tax rate. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) and eligible for the special 15% maximum tax rate on capital gain income (unless such capital gain income is attributable to unrecaptured Section 1250 gain, in which case the applicable maximum tax rate will be 25%, instead of 15%), without regard to the period for which you have held our stock. However, if you are a corporation, you may be required to treat up to 20% of certain capital gain dividends as ordinary income. Further, if we designate a dividend as a capital gain dividend to you and you dispose of your shares in a sale or exchange in which you recognize a loss, and have held those shares for six (6) months or less, you will be required to treat the loss from the sale of your shares as long-term (instead of short-term) capital loss to the extent of the of the dividend distributions you received from us that were designated as capital gain distributions that were permitted to treat as long-term capital gains.

Distributions in excess of current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of those shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your shares, you will include the distributions in income as long-term capital gain (or short-term capital gain if you have held the shares for one year or less) assuming the shares are a capital asset in your hands. In addition, any distribution declared by us in October, November or December of any year payable to you as a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by you on December 31 of that year, provided that the distribution is actually paid by us during January of the following calendar year. You may not include in your individual income tax returns any of our net operating losses or capital losses.

Backup Withholding

Assuming that you are a U.S. stockholder, we will report to you and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, you may be subject to backup withholding with respect to distributions paid unless you:

•	are a corporation or come within certain other exempt categories and when required, demonstrate this fact; or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules.

If you do not provide us with your correct taxpayer identification number, you may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against your income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to you, if you fail to certify your nonforeign status to us. See "—Taxation of Stockholders—Taxation of Foreign Stockholders."

Treatment of Tax-Exempt Stockholders. If you are a tax-exempt employee pension trust or other domestic tax-exempt stockholder, our distributions to you generally will not constitute "unrelated business taxable income," or UBTI, unless you have borrowed to acquire or carry our common stock. However, qualified trusts that hold more than 10% (by value) of certain REITs may be required to treat a certain percentage of that REIT's distributions as UBTI. This requirement will apply only if:

•	the REIT would not qualify for federal income tax purposes but for the application of a "look-through" exception to the "five or fewer" requirement applicable to shares held by qualified trusts; and

•	the REIT is "predominantly held" by qualified trusts.

A REIT is predominantly held if either:

•	a single qualified trust holds more than 25% by value of the REIT interests; or

•	one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% by value of the REIT interests.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to the total gross income (less certain associated expenses) of the REIT.

A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For those purposes, a qualified trust is any trust described in section 401(a) of the Internal Revenue Code and exempt from tax under section 501(a) of the Internal Revenue Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "five or fewer" requirement without relying upon the "look-through" exception. The restrictions on ownership of our common stock in our Amended and Restated Articles of Incorporation, as amended, will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing our common stock, absent approval by our board of directors.

Taxation of Foreign Stockholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, Non-U.S. Stockholders) are complex and no attempt will be made herein to provide more than a summary of these rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

If you are a Non-U.S. Stockholder, the following discussion will apply to you. Distributions that are not attributable to gain from our sales or exchanges of U.S. real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax.

However, if income from the investment in the shares is treated as effectively connected with your conduct of a U.S. trade or business, you generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to the distributions (and may also be subject to the 30% branch profits tax if you are a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions made to you unless:

•	a lower treaty rate applies, you file an IRS Form W-8BEN with us and other conditions are met; or

•	you file an IRS Form W-8ECI with us claiming that the distribution is effectively connected income, and other conditions are met.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that the distributions do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of the shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of your shares, these distributions will give rise to tax liability if you would otherwise be subject to tax on any gain from the sale or disposition of your shares in us, as described below. If it cannot be determined at the time a distribution is made whether or not the distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that a distribution was, in fact, in excess of our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of U.S. real property interests will be taxed to you under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to you as if the gain were effectively connected with a U.S. business. You would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to a treaty exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend. This amount is creditable against your FIRPTA tax liability. Notwithstanding the foregoing, in the case of any distribution attributable to gain from a sale by us of U.S. real property interests, if the distribution is with respect to a class of our stock that is regularly traded on an established securities market, you do not own more than 5% of that class of stock at any time during the one-year period ending on the date of the distribution, and we are a “domestically controlled REIT” as defined below, then the distribution will be exempted from the application of the FIRPTA rules and the distribution will be subject to the withholding rules for ordinary income, i.e., subject to a 30% withholding tax unless the a Form W-8BEN has been filed (indicating that a lower treaty rate applies) or a Form W-8ECI has been filed (indicating that the distribution is effectively connected income).

Gain recognized by you upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT," although there can be no assurance that we will retain that status. If we are not "domestically controlled," gain recognized by you will continue to be exempt under FIRPTA if you at no time owned more than five percent of our common stock. However, gain not subject to FIRPTA will be taxable to you if:

•	investment in the shares is effectively connected with your U.S. trade or business, in which case you will be subject to the same treatment as U.S. stockholders with respect to the gain; or

•
you are a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and other applicable requirements are met, in which case you will be subject to a 30% tax on your capital gains.

If the gain on the sale of shares were to be subject to taxation under FIRPTA, you will be subject to the same treatment as U.S. stockholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

If the proceeds of a sale of shares by you are paid by or through a U.S. office of a broker, the payment is subject to information reporting and to backup withholding unless you certify as to your name, address and non-U.S. status or otherwise establish an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a non-U.S. office of a non-U.S. broker. U.S. information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the U.S. if:

•
the payment is made through an office outside the U.S. of a broker that is: (a) a U.S. person; (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.; or (c) a "controlled foreign corporation" for U.S. federal income tax purposes; and

•	the broker fails to initiate documentary evidence that you are a Non-U.S. Stockholder and that certain conditions are met or that you otherwise are entitled to an exemption.

Possible Legislative or Other Actions Affecting Tax Consequences

Prospective holders of our securities should recognize that the present federal income tax treatment of investment in our company may be modified by legislative, judicial or administrative action at any time and that any of these actions may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in our company.

State and Local Taxes

We may be and you may be subject to state or local taxes in other jurisdictions such as those in which we may be deemed to be engaged in activities or own property or other interests. The state and local tax treatment of us may not conform to the federal income tax consequences discussed above.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

When securities are to be sold to underwriters, unless otherwise set forth in the applicable prospectus supplement, the underwriters' obligations to purchase those securities will be subject to certain conditions precedent. If the underwriters purchase any of the securities, they will be obligated to purchase all of the securities.

We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and to reimburse these persons for certain expenses.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over- allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us Powell Goldstein LLP.

EXPERTS

The consolidated financial statements of Omega Healthcare Investors, Inc. appearing in Omega Healthcare Investors, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005, including schedules appearing therein, and Omega Healthcare Investors, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid by the Company in connection with the offering of the securities registered. All amounts are estimates except for the registration fee.

SEC Registration Fee	$ 0*
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	10,000
Rating Agency Fees	0
Listing Fees	0
Transfer Agent or Trustee Fees	0
Printing and Engraving Costs	0
Miscellaneous	2,000
Total	$ 22,000

* Registration fee associated with the securities to be offered hereby has been previously paid by the Company.

Item 15. Indemnification of Directors and Officers

The articles of incorporation and bylaws of the registrant provide for indemnification of directors and officers to the full extent permitted by Maryland law.

Section 2-418 of the General Corporation Law of the State of Maryland generally permits indemnification of any director or officer with respect to any proceedings unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or the result of active or deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of criminal proceedings, the director or officer had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceedings; provided, however, that if the proceeding is one by, or in the right of, the corporation, indemnity is permitted only for reasonable expenses and not with respect to any proceeding in which the director shall have been adjudged to be liable to the corporation. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet that standard of conduct.

The company has entered into indemnity agreements with the officers and directors of the company that provide that the company will, subject to certain conditions, pay on behalf of the indemnified party any amount which the indemnified party is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which the indemnified party commits or suffers while acting in the capacity as an officer or director of the company.

Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors and officers of the registrant pursuant to the above-described provisions, the registrant understands that the Commission is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.

Item 16. Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement.*
4.1	Form of Indenture.**
4.2	Form of Debt Security.*
4.3	Form of Articles Supplementary for Preferred Stock.*
4.4	Form of Preferred Stock Certificate.*
4.5	Form of Securities Warrant Agreement.*
5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP as to the legality of the securities registered hereby.**
8.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding certain tax matters.**
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
12.2	Statement Regarding Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1 and Exhibit 8.1 filed herewith).**
24.1	Power of Attorney (included on signature page).**
25.1	Statement of Eligibility of Trustee on Form T-1***
________________________
* To be filed by amendment or incorporated by reference in connection with any offering of Securities.
** Previously filed.
*** To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to file an application determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Timonium, State of Maryland, on this 8th day of September, 2006.

OMEGA HEALTHCARE INVESTORS, INC.

By: /s/ C. Taylor Pickett
                        C. Taylor Pickett
                        Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to registration statement has been signed by the following persons in the capacities indicated on September 8, 2006.

Signature	Title
/s/ C. Taylor Pickett	Chief Executive Officer and Director
C. Taylor Pickett	(Principal Executive Officer)
/s/ Robert O. Stephenson	Chief Financial Officer
Robert O. Stephenson	(Principal Financial and Accounting Officer)
*	Director
Thomas F. Franke
*	Director
Harold J. Kloosterman
*	Director
Bernard J. Korman
*	Director
Edward Lowenthal
*	Director
Stephen D. Plavin

* By:  /s/ ROBERT O. STEPHENSON
Robert O. Stephenson
Attorney in Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement.*
4.1	Form of Indenture.**
4.2	Form of Debt Security.*
4.3	Form of Articles Supplementary for Preferred Stock.*
4.4	Form of Preferred Stock Certificate.*
4.5	Form of Securities Warrant Agreement.*
5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP as to the legality of the securities registered hereby.**
8.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding certain tax matters.*
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
12.2	Statement Regarding Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1 and Exhibit 8.1 previously filed).**
24.1	Power of Attorney (included on signature page).**
25.1**	Statement of Eligibility of Trustee on Form T-1***
________________________
* To be filed by amendment or incorporated by reference in connection with any offering of Securities.
** Previously filed.
*** To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.